Exhibit 21

RENTRAK CORPORATION & SUBSIDIARIES

ENTITY	DOMICILE

Rentrak Corporation	Oregon

Domestic Subsidiaries
Rentrak Latin American Stockholder, LLC	Delaware

Foreign Subsidiaries
Rentrak Canada, Inc.	Canada
Rentrak Cayman Corporation	Cayman Islands
Rentrak C.V.	Netherlands
Rentrak B.V.	Netherlands
Rentrak Australia Pty Ltd	Australia
Rentrak Argentina SRL	Argentina
Rentrak France SAS	France
Rentrak Germany GmbH	Germany
Rentrak Corporation Mexico, S. de R.L. de C.V.	Mexico
Rentrak Spain SL	Spain
Rentrak Brazil Pesquisa De Mercado	Brazil
Rentrak Holdings UK Limited	United Kingdom
Rentrak Limited	United Kingdom